Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54918, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908, 333-128585, 333-132369, 333-140648, and 333-146392) and registration statements on Form S-8 (Nos. 333-57079, 333-83876, 333-128854, and 333-149093) of Palatin Technologies, Inc. of our report dated September 26, 2008, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of operations, cashflows, and stockholders’ equity for each of the years in the three-year period ended June 30, 2008, which report appears in the June 30, 2008 annual report on Form 10-K of Palatin Technologies, Inc.

Our report dated September 26, 2008 contains an explanatory paragraph that states that the Company has suffered recurring net losses and negative cash flows from operations and will require substantial additional financing to continue to fund its development activities. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/  KPMG LLP

Philadelphia, Pennsylvania
September 26, 2008